Exhibit (n)(3)

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the inclusion of my name and biographical information in Amendment No. 3 to the Registration Statement on Form N-2 filed by Monroe Capital Corporation with the Securities and Exchange Commission on or about June 22, 2011 and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as director of Monroe Capital Corporation, and to all references to me in that connection.

/s/ Jeffrey A. Golman

Name: Jeffrey A. Golman

Dated: June 21, 2011